Exhibit 10.3

THIS IS A BALLOON NOTE AND THE FINAL PRINCIPAL PAYMENT OR THE PRINCIPAL BALANCE DUE UPON MATURITY IS $26,129.69, TOGETHER WITH ACCRUED INTEREST, IF ANY, AND ALL ADVANCEMENTS MADE BY THE MAKER UNDER THE TERMS OF THIS INSTALLMENT PROMISSORY NOTE.

BALLOON INSTALLMENT PROMISSORY NOTE
$30,000.00	Tampa, Florida
October 26 , 2011

FOR VALUE RECEIVED, the undersigned K9 BYTES, INC., an Illinois corporation, ("Maker"), promises to pay to the order of K9 BYTES, INC., a Florida corporation, ("Holder") at 13383 Arbor Pointe Circle, #204, Tampa, FL 33617, or at such other office within the United States of America which Holder from time to time may designate in writing, the principal sum of Thirty Thousand and 00/100 ($30,000.00) Dollars, lawful money of the United States of America, together with interest at the rate of six (6.00%) percent per annum, as follows: The Maker shall make monthly payments to the Holder in the amount of $333.06, the first of which shall be due on or before November 26, 2011, and continuing on or before the 26 day of each and every succeeding month thereafter until and including October 26 , 2014 at which time all amounts due hereunder shall be paid in full.

Maker shall have the privilege to prepay the indebtedness evidenced hereby, in whole or in part, without penalty. Any partial prepayment shall not postpone the due date of any subsequent monthly installment. Prepayments shall not affect or vary the duty of Maker to make all payments when due, nor shall such prepayments affect or impair the rights of Holder to pursue all remedies available to Holder hereunder.

If the Payee has not received the full amount of any installment by the end often (10) calendar days after the date it is due, Makers will pay a late charge of five (5%) percent of the overdue installment

It is agreed by Maker that time is of the essence of this obligation and should any amount of principal and/or interest not be paid for a period of thirty (30) days from the date the same shall be due, the entire unpaid principal sum evidenced by this Note, together with all accrued interest thereon shall, at the option of Holder, become due and payable and may be collected forthwith. It is further agreed that the failure of Holder to exercise this right of accelerating the maturity of the debt, or any indulgence granted from time to time, shall in no event be considered as a waiver of such right of acceleration or estop Holder from exercising such right.

Payment of this Note is secured by a Stock Pledge Agreement of even date herewith from Epazz, Inc. to Holder, as Secured Party (the "Stock Pledge Agreement"). Reference is hereby made to the Stock Pledge Agreement for a description of events of default and rights of acceleration of the maturity date in the event of default. It is expressly agreed that all of the covenants, conditions and agreements of Epazz, Inc. under the Stock Pledge Agreement are made a part of this Note and shall be included in the interpretation of this Note. Upon the occurrence of certain conditions specified in the Stock Pledge Agreement or this Note, the entire unpaid principal balance of this obligation, together with accrued interest, may become due and payable prior to the maturity date stated in this Note.

This Balloon Installment Promissory Note and Stock Pledge Agreement are subordinate and inferior to the loan by and between K9 BYTES, INC., an Illinois corporation and NEWTEK SMALL BUSINESS FINANCE, INC. dated even date hereof, in the original principal amount of $175,000.00, and is subject to the Standby Agreement of even date herewith, which is incorporated herein by reference.

Nothing herein contained nor any transaction related hereto shall be construed or shall operate so as to require Maker or any person liable for the repayment hereof to pay interest in an amount or at a rate greater than the maximum allowed, from time to time, by applicable laws, if any. Should any interest or other charges paid by Maker or any party liable for any payment of the indebtedness evidenced hereby result in a computation or earning of interest in excess of the maximum legal rate of interest permitted under applicable law in effect while such interest is being earned, then any and all of that excess shall be and is hereby waived by Holder of this Note and all of that excess shall be automatically credited against and in reduction of the principal balance, and any portion of the excess that exceeds the principal balance shall be paid by Holder to Maker or to any party liable for the payment of the indebtedness evidenced by this Note, as applicable, it being the intent of the parties hereto that under no circumstances shall Maker or any party liable for the payment of the indebtedness evidenced hereby be required to pay interest in excess of the maximum rate allowed by the applicable laws, if any. The provisions of this Note and the Stock Pledge Agreement are hereby modified to the extent necessary to conform with the limitations and provisions of this paragraph, and this paragraph shall govern over all other provisions in any document or agreement now or hereafter existing. This paragraph shall never be superseded or waived unless there is a written document executed by Holder of this Note and Maker, expressly declaring the usury limitation of this Note to be null and void, and no other method or language shall be affected to supersede or waive this paragraph.

All parties hereto waive protest and agree that, in the event a default occurs and this Note is placed in the hands of an attorney for collection, Maker will pay all costs incurred including any reasonable attorneys and paralegal fees. The words "any party hereto" or "all parties hereto" shall, in addition to the undersigned, include endorsers, sureties and guarantors of this Note, and the word "undersigned" shall include the singular as well as the plural number.

THIS IS A BALLOON NOTE AND THE FINAL PRINCIPAL PAYMENT OR THE PRINCIPAL BALANCE DUE UPON MATURITY IS $26,129.69, TOGETHER WITH ACCRUED INTEREST, IF ANY, AND ALL ADVANCEMENTS MADE BY THE MAKER UNDER THE TERMS OF THIS INSTALLMENT PROMISSORY NOTE.

Executed on the date written above.

Maker's Address:	"MAKER"

309 West Washington Street	K9 BYTES, INC., an Illinois corporation
Suite 1225 Chicago, IL 60606
BY: /s/ Shaun Passley
SHAUN PASSLEY, President